   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1997

                                                     REGISTRATION NO. 333-15759
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              YURIE SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     3669                    52-1778987
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                             10000 DEREKWOOD LANE
                               LANHAM, MD 20706
                                (301) 352-4600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               DR. JEONG H. KIM
                            CHIEF EXECUTIVE OFFICER
                              YURIE SYSTEMS, INC.
                             10000 DEREKWOOD LANE
                               LANHAM, MD 20706
                                (301) 352-4600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
   RICHARD A. STEINWURTZEL, ESQUIRE         RICHARD C. TILGHMAN, JR., ESQUIRE
    FRIED, FRANK, HARRIS, SHRIVER &              PIPER & MARBURY L.L.P.
               JACOBSON                           CHARLES CENTER SOUTH
    1001 PENNSYLVANIA AVENUE, N.W.               36 SOUTH CHARLES STREET
               SUITE 800                           BALTIMORE, MD 21201
       WASHINGTON, DC 20004-2505                     (410) 539-2530
            (202) 639-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [_]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [X] 333-15759

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF DELIVERY OF THIS PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                                            AMOUNT OF
    TITLE OR SHARES         AMOUNT TO BE     OFFERING PRICE   AGGREGATE    REGISTRATION
    TO BE REGISTERED         REGISTERED        PER SHARE    OFFERING PRICE     FEE
---------------------------------------------------------------------------------------
Common Stock............ 4,600,000 shares(1)     $12.00      $55,200,000    $16,727.27
---------------------------------------------------------------------------------------

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(1) Includes 600,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

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

                               EXPLANATORY NOTE

  This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. Yurie Systems, Inc. (the "Company") previously filed with the Securities and Exchange Commission a Registration Statement on Form S-1 on November 25, 1966, relating to the offering of up to 4,000,000 shares (4,600,000 shares if the underwriters' over-allotment option is exercised) of the Company's Common Stock, par value $.01 per share, as amended by Amendment No. 1 to Form S-1, filed December 11, 1996, Amendment No. 2 to Form S-1, filed December 24, 1996, Amendment No. 3 to Form S-1, filed January 14, 1997, Amendment No. 4 to Form S-1, filed January 30, 1997 and Amendment No. 5 to Form S-1, filed February 4, 1997 (collectively, the "Form S-1") (SEC File No. 333-15759). The contents of the Form S-1 (which was declared effective by the Securities and Exchange Commission on February 4,
1997), included the Rule 424(b) Prospectus filed thereunder, are incorporated herein by reference.

PART II

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER   DESCRIPTION OF EXHIBIT
-------  ----------------------

  5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson, Counsel to the Company, as to the legality of the securities being offered (filed as Exhibit 5.1 to the Form S-1 and incorporated herein by reference)
 23.1    Consent of Accountants
         Consent of Fried, Frank, Harris, Shriver & Jacobson (incorporated in
 23.2    Exhibit 5.1)

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN LANHAM, MARYLAND ON FEBRUARY 5, 1997.

                                          Yurie Systems, Inc.

                                          By:      /s/ Jeong H. Kim
                                             --------------------------------
                                                       JEONG H. KIM
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                     EXECUTIVE OFFICER

  The undersigned directors and officers of Yurie Systems, Inc. hereby constitute and appoint Jeong H. Kim as our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-1 and any and all amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and conform all that such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

          /s/ Jeong H. Kim             Chairman of the           February 5, 1997
-------------------------------------   Board and Chief
            JEONG H. KIM                Executive Officer

             /s/ Kwok Li               President, Chief          February 5, 1997
-------------------------------------   Operating Officer,
               KWOK LI                  and a Director

       /s/ Barton Y. Shigemura         Senior Vice               February 5, 1997
-------------------------------------   President, Sales
         BARTON Y. SHIGEMURA            and Marketing and a
                                        Director

       /s/ Charles S. Marantz          Vice President,           February 5, 1997
-------------------------------------   Finance and
         CHARLES S. MARANTZ             Administration,
                                        Chief Financial
                                        Officer and
                                        Treasurer (also
                                        serves as Chief
                                        Accounting Officer)

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
        /s/ R. James Woolsey            Director                 February 5, 1997
-------------------------------------
          R. JAMES WOOLSEY

          /s/ Herbert Rabin             Director                 February 5, 1997
-------------------------------------
            HERBERT RABIN

        /s/ Kenneth D. Brody            Director                 February 5, 1997
-------------------------------------
          KENNETH D. BRODY

        /s/ William J. Perry            Director                 February 5, 1997
-------------------------------------
          WILLIAM J. PERRY


                                      II-5